Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cinemark Holdings, Inc. of our report dated March 27, 2007 relating to the financial statements of National CineMedia, LLC appearing in the Final Prospectus of Cinemark Holdings, Inc. dated April 23, 2007, filed on April 24, 2007 pursuant to Rule 424(b)(1) of the Securities Act.
/s/ Deloitte & Touche LLP
Denver, Colorado
September 26, 2007